                                 Exhibit 12.1

                              KOHL'S CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000s)

                                         26 Weeks Ended
                                     ---------------------                          Fiscal Year (1)
                                      August 3,    July 29,   ----------------------------------------------------------------
                                        1996        1995        1995          1994          1993          1992          1991
                                     ---------   ---------    ----------   -----------   -----------   -----------   ---------

Earnings
- - --------

 Income before income taxes and
   extraordinary items                 $48,210     $38,750      $122,729      $117,451       $96,691       $50,134     $33,413

 Fixed charges                          19,547      13,682        30,770        19,758        16,144        21,503      30,922
 Less interest capitalized
   during period                        (1,264)       (742)       (1,287)         (603)         (376)            0           0
                                     ---------   ---------    ----------   -----------   -----------   -----------   ---------

                                       $66,493     $51,690      $152,212      $136,606      $112,459       $71,637     $64,335
                                     =========   =========    ==========   ===========   ===========   ===========   =========

Fixed Charges
- - -------------

 Interest (expensed or capitalized)     $9,076      $6,564       $14,895        $7,911        $6,253       $13,648     $24,797

 Portion of rent expense
   representative of interest           10,381       7,079        15,798        11,777         9,113         6,794       4,531

 Amortization of deferred
   financing fees                           90          39            77            70           778         1,061       1,594
                                     ---------   ---------    ----------   -----------   -----------   -----------   ---------
                                       $19,547     $13,682       $30,770       $19,758       $16,144       $21,503     $30,922
                                     =========   =========    ==========   ===========   ===========   ===========   =========

Ratio of earnings to fixed charges        3.40        3.78          4.95(2)       6.91          6.97          3.33        2.08
                                     =========   =========    ===========  ===========   ===========   ===========   =========


(1) Fiscal 1994, 1993 and 1992 are 52 week years and fiscal 1995 and 1991 are 53 week years.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.